John Hancock Variable Insurance Trust
Establishment and Designation
Of Additional Classes of Shares
500 Index Trust B
International Equity Index Trust B
Total Bond Market Trust B
          The undersigned, being a majority of the Trustees of John Hancock Variable Insurance Trust (the “Trust”), acting pursuant to Section 4.1(b) of the Agreement and Declaration of Trust of the Trust dated September 29, 1988, as amended (the “Declaration of Trust”), hereby establish and designate two additional classes of shares of beneficial interest for the following series of the Trust: 500 Index Trust B, International Equity Index Trust B and Total Bond Market Trust B (each, a “B Fund”).
1.	Each B Fund currently has one class of shares designated as “NAV” shares of beneficial interest.

2.	For each B Fund, a second class of shares of beneficial interest is hereby designated as “Series I” shares of beneficial interest, and a third class of shares of beneficial interest is hereby designated as “Series II” shares of beneficial interest.

3.	For each B Fund, Series I shares of beneficial interest and Series II shares of beneficial interest shall be entitled to all the rights and preferences accorded Shares under the Declaration of Trust.

4.	For each B Fund, the rights and preferences of Series I shares of beneficial interest and Series II shares of beneficial interest shall be established by the Trustees of the Trust in accordance with the Declaration of Trust and shall be set forth in the Trust’s Multiclass Plan pursuant to Rule 18f-3 under the Investment Company Act of 1940, as such plan may be amended from time to time.

     In witness whereof, the undersigned have executed this instrument in duplicate original counterparts and have caused a duplicate original to be lodged among the records of the Trust this 28th day of June, 2012.

/s/ Charles L. Bardelis	/s/ James R. Boyle

Charles L. Bardelis	James R. Boyle

/s/ Peter S. Burgess	/s/ Grace K. Fey

Peter S. Burgess	Grace K. Fey

/s/ Theron S. Hoffman	/s/ Hassell H. McClellan

Theron S. Hoffman	Hassell H. McClellan

/s/ James M. Oates	/s/ Steven M. Roberts

James M. Oates	Steven M. Roberts
The Declaration of Trust, a copy of which together with all amendments thereto is on file in the office of the Secretary of The Commonwealth of Massachusetts, provides that this instrument was executed by the Trustees of the Trust as Trustees and not individually and that the obligations of this instrument are not binding upon any of them or the shareholders of the Trust individually, but are binding only upon the assets belonging to the Trust, or the particular Series of Shares in question, as the case may be.